Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the Second Quarter of $10.0 Million or $2.30 Per Diluted Share, and Thirtieth Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – July 23, 2020 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2020 second quarter net income of $10.0 million, or $2.30 per diluted share, compared to $4.5 million, or $0.98 per diluted share for the same period last year.

“During the last eight years of significant growth, we focused on maintaining diversified revenue streams through challenging economic environments. The results of the second quarter reflect our diversified strategy and commitment to long-term shareholder value as we surpassed the $2 billion in assets mark this quarter”, stated Joe Adams, CEO. We are also pleased to announce that our Board of Directors has approved our thirtieth consecutive quarterly cash dividend. The quarterly dividend of $0.21 will be paid on August 20, 2020, to shareholders of record as of August 6, 2020.”

Updated response to the novel coronavirus of 2019 (“COVID-19”) pandemic:

The Company is following the Federal Housing Finance Agency guidelines for forbearance, foreclosure relief, and late payment reporting for the COVID-19 pandemic on all serviced loans and a modified format for portfolio loans. For portfolio loans, the primary method of relief is to allow the borrower up to 90-day of interest only payments and/or loan payment deferments, and, on a more limited basis waived interest, late fees or interest only loan payments and suspended foreclosure proceedings. During the first and second quarters of 2020, the Company has provided relief to portfolio (held for investment) loans impacted by COVID-19 in the amount of $103.6 million. As of June 30, 2020, the amount of loans remaining under payment/relief agreements includes commercial real estate loans of $53.0 million, commercial business loans of $24.1 million, portfolio one-to-four-family loans of $18.8 million, and consumer loans of $4.0 million. Additional detail is provided below in the “Credit Quality” discussion.

During the second quarter, the Company participated in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). For borrowers in the communities we serve, the Company has funded 463 PPP loans totaling $75.3 million as of June 30, 2020.

All of our branches are open, with the exception of one branch which is operating through the drive-up window and accepting customer appointments. The majority of our employees continue to work remotely, where feasible.

2020 Second Quarter Highlights

●	Net income was $10.0 million for the second quarter of 2020, compared to $5.2 million in the previous quarter, and $4.5 million for the same quarter one year ago;
●	In response to the COVID-19 pandemic and its continued adverse economic impact, the provision for loan losses increased to $4.6 million, compared to $3.7 million in the previous quarter, and $910,000 for the same quarter one year ago;

FS Bancorp Q2 Earnings
July 23, 2020

●	Total gross loans increased $57.0 million during the quarter to $1.47 billion at June 30, 2020, compared to $1.41 billion at March 31, 2020, and $1.30 billion at June 30, 2019;
●	The allowance for loan and lease losses (“ALLL”) to gross loans receivable (excluding loans held for sale (“HFS”)) for the second quarter of 2020 was 1.47%, up from 1.20% in the previous quarter and 0.95% for the same quarter one year ago. The adjusted ALLL to gross loans receivable, excluding loans HFS and PPP loans was 1.54% (See “Non-GAAP Financial Measures”) ;
●	Total deposits increased $160.6 million during the quarter, including an increase of $71.2 million in relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts), mostly due to management’s focus on deposit mix and increases in PPP funds;
●	The Company repurchased 87,155 shares of its common stock during the quarter ended June 30, 2020, at an average price per share of $37.62; and
●	The Bank’s Community Bank Leverage Ratio (“CBLR”) was 10.8% at June 30, 2020.

Asset Summary

Total assets increased $161.6 million, or 8.7%, to $2.01 billion at June 30, 2020, compared to $1.85 billion at March 31, 2020, and increased $367.7 million, or 22.4%, from $1.64 billion at June 30, 2019.  The quarter over linked quarter increase in total assets was primarily due to increases in total cash and cash equivalents of $77.2 million, loans receivable, net of $51.4 million, loans HFS of $23.8 million, and securities available-for-sale of $12.2 million, partially offset by a decrease in Federal Home Loan Bank (“FHLB”) stock of $3.3 million. Year over year increases in total assets included increases in loans receivable, net of $162.3 million, loans HFS of $72.9 million, securities available-for-sale of $72.5 million, and total cash and cash equivalents of $66.5 million, partially offset by a decrease in certificates of deposit (“CDs”) at other financial institutions of $6.4 million.

The Bank sold $9.2 million of securities available-for-sale during the second quarter of 2020 realizing a gain of $182,000. The Bank sold these securities to reduce portfolio duration and sell lower yielding mortgage-backed security investments that had been in a loss position over 12 months. The proceeds were allocated to term investments including municipal bonds and agency-backed securities.

FS Bancorp Q2 Earnings
July 23, 2020

(Dollars in thousands)	June 30, 2020		March 31, 2020		June 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$222,265	15.1%	$220,509	15.6%	$206,834	16.0%
Construction and development	183,029	12.5	168,658	12.0	214,140	16.5
Home equity	35,082	2.4	37,503	2.7	36,860	2.8
One-to-four-family (excludes HFS)	295,220	20.1	305,436	21.6	248,921	19.2
Multi-family	132,329	9.0	130,570	9.2	103,219	8.0
Total real estate loans	867,925	59.1	862,676	61.1	809,974	62.5

CONSUMER LOANS
Indirect home improvement	264,781	18.0	261,566	18.5	232,844	17.9
Marine	76,893	5.2	69,473	4.9	66,064	5.1
Other consumer	3,647	0.3	4,056	0.3	4,875	0.4
Total consumer loans	345,321	23.5	335,095	23.7	303,783	23.4

COMMERCIAL BUSINESS LOANS
Commercial and industrial	213,961	14.6	149,086	10.6	135,336	10.5
Warehouse lending	41,701	2.8	65,017	4.6	47,028	3.6
Total commercial business loans	255,662	17.4	214,103	15.2	182,364	14.1
Total loans receivable, gross	1,468,908	100.0%	1,411,874	100.0%	1,296,121	100.0%

Allowance for loan losses	(21,524)		(16,872)		(12,340)
Deferred costs and fees, net	(4,231)		(3,425)		(2,940)
Premiums on purchased loans, net	1,272		1,493		1,278
Total loans receivable, net	$1,444,425		$1,393,070		$1,282,119

Loans receivable, net increased $51.4 million to $1.44 billion at June 30, 2020, from $1.39 billion at March 31, 2020, and increased $162.3 million from $1.28 billion at June 30, 2019. The quarter over linked quarter increase in total real estate loans was $5.2 million, including increases in construction and development loans of $14.4 million, multi-family loans and commercial real estate loans both of $1.8 million, partially offset by decreases in one-to-four-family portfolio loans of $10.2 million and home equity loans of $2.4 million. Consumer loans increased $10.2 million, primarily due to an increase of $7.4 million in marine loans and $3.2 million in indirect home improvement loans. Commercial business loans increased $41.6 million, primarily due to an increase in commercial and industrial loans of $64.9 million, partially offset by reductions in warehouse lending of $23.3 million. The increase in commercial and industrial loans was primarily due to the origination of $75.3 million of PPP loans.

One-to-four-family loans originated through the home lending segment, which includes loans HFS, loans held for investment, fixed rate seconds, and loans brokered to other institutions, were $478.4 million during the quarter ended June 30, 2020, an increase of $192.8 million, or 67.5%, compared to $285.6 million for the preceding quarter. During the quarter ended June 30, 2020, the Company sold $427.0 million of one-to-four-family loans compared to sales of $212.4 million during the previous quarter, and sales of $173.4 million during the same quarter one year ago. During the six months ended June 30, 2020, the Company sold $639.4 million of one-to-four-family loans compared to sales of $304.3 million during the same period last year. Refinance activity increased significantly over the last year in response to decreases in market interest rates.

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July 23, 2020

Originations of one-to-four-family loans to purchase and to refinance a home for the three and six months ended June 30, 2020 and 2019 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Year	Year
	June 30, 2020		June 30, 2019		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$143,060	29.9%	$142,115	68.3%	$945	0.7
Refinance	335,333	70.1	65,841	31.7	269,492	409.3
Total	$478,393	100.0%	$207,956	100.0%	$270,437	130.0

	For the Six Months Ended		For the Six Months Ended		Year	Year
	June 30, 2020		June 30, 2019		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$257,712	33.7%	$247,708	70.4%	$10,004	4.0
Refinance	506,283	66.3	103,996	29.6	402,287	386.8
Total	$763,995	100.0%	$351,704	100.0%	$412,291	117.2

Liabilities and Equity Summary

Total deposits increased $160.6 million to $1.61 billion at June 30, 2020, compared to $1.45 billion at March 31, 2020, and increased $272.7 million from $1.33 billion at June 30, 2019. The quarter over linked quarter increase was partly due to management’s shift in deposit mix away from certificates of deposit and into nonmaturity DDA accounts including disbursements of PPP loan funds into borrowers’ operating accounts, as well as changes in customer spending habits due to the COVID-19 pandemic. Relationship-based transactional deposits increased during the current quarter by $71.2 million, primarily due to a $65.6 million increase in noninterest-bearing checking accounts and an $11.3 million increase in interest-bearing checking accounts, offset partially by a $5.7 million decrease in escrow deposits. The remaining quarter over linked quarter increase of $89.4 million was due to a $47.9 million increase in time deposits including growth of $52.6 million in brokered deposits, partially offset by a reduction of $9.1 million in retail CDs, and a $41.5 million increase in money market and savings accounts. The year over year increase of $272.7 million included relationship-based transactional deposits of $106.0 million, primarily due to a $65.5 million increase in noninterest-bearing checking accounts, $39.7 million increase in interest-bearing accounts, and an $801,000 increase in escrow deposits. The remaining $166.7 million in increases included $102.5 million in money market and savings accounts and $64.2 million in time deposits.

At June 30, 2020, non-retail CDs, which include brokered CDs, online CDs, public deposits CDs, and public funds CDs increased $66.3 million to $195.1 million, compared to $128.8 million at March 31, 2020, primarily due to a $64.6 million increase in brokered CDs and a $1.7 million increase in online CDs. Brokered CDs increased during the quarter to fund asset growth as their cost declined significantly in response to recent reductions in interest rates. The year over year increase in non-retail CDs of $76.2 million from $118.9 million at June 30, 2019, was the result of a $73.5 million increase in brokered CDs tied to longer term swap transactions, $2.0 million increase in online CDs, and a $783,000 increase in public funds CDs. Management remains focused on increasing our lower cost relationship-based deposits to fund long-term asset growth.

FS Bancorp Q2 Earnings
July 23, 2020

DEPOSIT BREAKDOWN
(Dollars in thousands)
	June 30, 2020		March 31, 2020		June 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$333,588	20.8%	$267,966	18.5%	$268,113	20.1%
Interest-bearing checking	220,214	13.7	208,952	14.5	180,498	13.5
Savings	143,740	8.9	123,052	8.5	117,687	8.8
Money market	324,253	20.2	303,405	21.0	247,854	18.6
Certificates of deposit less than $100,000	321,634	20.0	263,787	18.2	251,280	18.9
Certificates of deposit of $100,000 through $250,000	166,543	10.4	176,322	12.2	177,718	13.3
Certificates of deposit of $250,000 and over	84,991	5.3	85,185	5.9	79,959	6.0
Escrow accounts related to mortgages serviced	11,909	0.7	17,600	1.2	11,108	0.8
Total	$1,606,872	100.0%	$1,446,269	100.0%	$1,334,217	100.0%

At June 30, 2020, borrowings decreased $8.9 million, or 5.6%, to $150.3 million, from $159.1 million at March 31, 2020, and increased $67.1 million, or 80.6% from $83.2 million at June 30, 2019. The decrease in borrowings from the linked quarter is primarily due to the pay down of FHLB advances of $71.9 million, partially offset by the addition of funds from the Paycheck Protection Program Liquidity Facility (“PPPLF”) of $63.0 million. Under the PPPLF, the Bank pledged PPP loans at face value as collateral to obtain Federal Reserve Bank non-recourse loans. The increase from the prior year is primarily due to the funds from the PPPLF and a $4.1 million increase in FHLB advances.

Total stockholders’ equity increased $7.8 million, to $208.6 million at June 30, 2020, from $200.8 million at March 31, 2020, and increased $19.2 million, from $189.4 million at June 30, 2019. The increase in stockholders’ equity during the current quarter was primarily due to net income of $10.0 million and $1.5 million of other comprehensive income, net of tax, partially offset by the common stock repurchase of $3.3 million. The Company repurchased 87,155 shares of its common stock during the quarter ended June 30, 2020, at an average price of $37.62 per share. Book value per common share was $50.08 at June 30, 2020, compared to $47.29 at March 31, 2020, and $43.18 at June 30, 2019.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) at June 30, 2020 with a CBLR of 10.8%, compared to the required CBLR of greater than 9.0% and the regulatory approved CBLR of 8.0% during the COVID-19 pandemic. The Company’s Tier 1 leverage capital ratio was 10.5% at June 30, 2020.

Credit Quality

The ALLL at June 30, 2020, increased to $21.5 million, or 1.47% of gross loans receivable, excluding loans HFS, compared to $16.9 million, or 1.20% of gross loans receivable, excluding loans HFS at March 31, 2020, and $12.3 million, or 0.95% of gross loans receivable, excluding loans HFS, at June 30, 2019. The adjusted ALLL to gross loans receivable, excluding loans HFS and PPP loans was 1.54% at June 30, 2020 (See “Non-GAAP Financial Measures”). Non-performing loans increased to $7.9 million at June 30, 2020, from $3.2 million at March 31, 2020 and from $1.6 million at June 30, 2019. The increase in non-performing loans quarter over linked quarter was primarily a result of borrowers associated with COVID-19 restrictions on their business activities, and the year over year increase was also associated with the COVID-19 pandemic.

Loans classified as substandard increased $4.8 million to $12.4 million at June 30, 2020, compared to $7.6 million at March 31, 2020, and increased $5.9 million from $6.5 million at June 30, 2019. The quarter over linked quarter increase in substandard loans was mostly driven by the downgrade of two commercial business loans totaling $4.3

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million and two commercial real estate loans totaling $945,000 primarily due to the COVID-19 pandemic. The year over year increase in substandard loans was primarily due to the downgrade of the two loans mentioned above with the addition of another commercial real estate loan in the amount of $1.1 million downgraded in the fourth quarter of 2019 due to borrower financial difficulties and remains substandard due to state mandates on certain businesses related to the COVID-19 pandemic. There was one other real estate owned (“OREO”) property totaling $90,000 at both June 30, 2020 and March 31, 2020, compared to three OREO properties totaling $254,000 at June 30, 2019.

Included in the carrying value of gross loans are net discounts on loans purchased in the Anchor Acquisition. The remaining net discount on loans acquired in the Anchor Acquisition was $2.0 million, $2.3 million, and $3.7 million, on $168.7 million, $178.2 million, and $278.4 million of gross loans at June 30, 2020, March 31, 2020, and June 30, 2019, respectively.

Management has identified $126.8 million of loans that are in industries potentially impacted by the COVID-19 pandemic and has downgraded the risk classification of these loans as follows. Total COVID-19 downgrades were $108.5 million to Watch, $11.8 million to Special Mention, and $6.5 million to Substandard for the six months ended June 30, 2020.

Loans downgraded as a result of the COVID-19 pandemic and their respective industries at the dates indicated are as follows:

(Dollars in thousands)
Loan types:	At June 30, 2020	At March 31, 2020
Construction	$4,704	$4,565
Education/worship	5,558	5,525
Food and beverage	16,199	12,988
Hospitality	44,136	15,578
Manufacturing	19,777	18,122
Retail	11,865	4,058
Transportation	4,532	5,111
Other	20,040	18,452
Total	$126,811	$84,399

Management recognizes the potential impact of COVID-19 on all of our customers and will continue to prudently reserve for probable losses, including reserves against our homogenous residential and consumer portfolios.

The Company is offering payment and financial relief programs for borrowers impacted by the COVID-19 pandemic. For the six months ended June 30, 2020, the Company processed 355 requests for some type of payment relief on portfolio loans (commercial, residential, and consumer) representing $103.6 million in outstanding principal balances. The primary method of relief is to allow the borrower up to 90-day of interest only payments and/or loan payment deferments, and, on a more limited basis waived interest, late fees or interest only loan payments and suspended foreclosure proceedings.

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July 23, 2020

As of June 30, 2020, we had modified a total of 548 loans including loans serviced for others aggregated to $161.4 million, as reflected in the following table:

	June 30, 2020
	Number of
	Loans Under
(Dollars in thousands)	Payment/Relief
Portfolio loans:	Agreements	Amount
Commercial real estate	33	$53,031
One-to-four-family (excluding HFS)	32	18,796
Consumer	253	7,670
Commercial business loans	37	24,124
Total portfolio loans	355	103,621
Serviced loans:
Loans serviced for others	193	57,787
Total loans provided COVID-19 relief	548	$161,408

Operating Results

Net interest income increased $326,000, to $17.9 million for the three months ended June 30, 2020, from $17.5 million for the three months ended June 30, 2019. This increase was primarily the result of decreases in both interest income and interest expense. Interest expense decreased $978,000, including an $830,000 decrease in interest expense on deposits and a $148,000 decrease in interest expense on borrowings. Interest income decreased $652,000 including decreases of $538,000 in interest income on loans receivable, including fees, impacted primarily by the recent significant reduction in market interest rates decreasing yields on new loan originations and adjustable instruments and the impact of refinances of higher yielding one-to-four-family portfolio loans, along with a $114,000 decrease in interest and dividends on investment securities, and cash and cash equivalents. For the six months ended June 30, 2020, net interest income increased modestly by $110,000, to $35.3 million, from $35.2 million for the six months ended June 30, 2019 in a similar manner as for the three month comparison described above, with decreases in interest expense of $1.1 million and in interest income of $1.0 million.

The net interest margin (“NIM”) decreased 69 basis points to 3.91% for the three months ended June 30, 2020, from 4.60% for the same period in the prior year, and decreased 56 basis points to 4.09% for the six months ended June 30, 2020, from 4.65% for the six months ended June 30, 2019. The average yield on PPP loans was 2.06%, including the recognition of the net deferred fees, resulting in a negative impact to the NIM of six basis points during the quarter ended June 30, 2020. When including the net interest income impacts of the PPPLF, NIM was negatively impacted an additional eight basis points during the quarter ended June 30, 2020. Management has included a NIM analysis in this release excluding the impact of PPP loans and PPPLF borrowings (See “Non-GAAP Financial Measures”). The quarter over quarter decrease in NIM was impacted by higher balances of lower yielding cash balances and reduced note rates on new fixed-rate real estate loan originations and adjustable-rate commercial loans as well as repricing loans from the March 2020 reductions in the targeted federal funds rate in response to COVID-19. The year over year decrease in NIM was mostly driven by lower note rates on new loan originations. The average cost of funds, including noninterest-bearing checking, decreased 46 basis points to 0.91% for the three months ended June 30, 2020, from 1.37% for the three months ended June 30, 2019. This decrease was predominantly due to the decrease in cost for market rate deposits and decreased borrowing costs reflecting the lower market interest rates. The year over year average cost of funds decreased 31 basis points to 1.04% for the six months ended June 30, 2020, from 1.35% for the six months ended June 30, 2019, likewise reflecting decreases in

FS Bancorp Q2 Earnings
July 23, 2020

market interest rates over last year. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three and six months ended June 30, 2020, the provision for loan losses was $4.6 million and $8.3 million, compared to $910,000 and $1.7 million for the three and six months ended June 30, 2019, primarily due to the adverse economic impact of the COVID-19 pandemic and the increase in the loan portfolio due to organic loan growth. During the three months ended June 30, 2020, net recoveries totaled $3,000 compared to net charge-offs of $415,000 for the same period last year. Net charge-offs totaled $40,000 during the six months ended June 30, 2020, compared to net charge-offs of $1.7 million during the six months ended June 30, 2019.

Noninterest income increased $8.0 million, to $14.1 million, for the three months ended June 30, 2020, from $6.1 million for the three months ended June 30, 2019. The increase during the period primarily reflects a $9.8 million increase in gain on sale of loans, partially offset by a $1.8 million decrease in service charges and fee income primarily due to an increase in mortgage servicing rights amortization of $1.5 million, resulting from declining interest rates and increased refinancing activity. Noninterest income increased $12.4 million, to $23.0 million, for the six months ended June 30, 2020, from $10.6 million for the six months ended June 30, 2019. This increase was impacted by a $13.3 million increase in gain on sale of loans and a $1.4 million increase in other noninterest income mostly due to the net gain from a one-time sale of Class B Visa stock shares of $1.5 million, partially offset by a $2.5 million decrease in service charges and fee income.

Noninterest expense decreased $2.4 million, to $14.6 million for the three months ended June 30, 2020, from $17.1 million for the three months ended June 30, 2019. The decrease in noninterest expense includes a $1.2 million decrease in salaries and benefits, primarily attributable to increases in recognized deferred costs on direct loan origination activities of $5.1 million, partially offset by increases in incentives and commissions of $3.7 million due primarily to increased production of HFS loans, partially offset by an increase of $679,000 in the impairment of servicing rights reflecting the reduction in market interest rates. Additionally, there were no acquisition costs this quarter, compared to $1.2 million in acquisition costs in the prior year quarter. Noninterest expense decreased $1.1 million, to $30.8 million for the six months ended June 30, 2020, from $31.9 million for the six months ended June 30, 2019. The decrease during this period was primarily due to no acquisition costs for the six months ended June 30, 2020, compared to $1.6 million for the six months ended June 30, 2019. Other decreases between the periods included $591,000 in data processing and $428,000 in loan costs, partially offset by increases of $1.2 million in the impairment of servicing rights and $274,000 in operations. Data processing expenses during the six months ended June 30, 2019, included costs associated with the Anchor Bank core system conversion.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 bank branches, one headquarter office that accepts deposits, and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

FS Bancorp Q2 Earnings
July 23, 2020

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q2 Earnings
July 23, 2020

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	June 30,	March 31,	June 30,	Quarter	Over Year
	2020	2020	2019	% Change	% Change
ASSETS
Cash and due from banks	$12,214	$12,928	$15,214	(6)	(20)
Interest-bearing deposits at other financial institutions	113,910	35,993	44,380	216	157
Total cash and cash equivalents	126,124	48,921	59,594	158	112
Certificates of deposit at other financial institutions	17,926	17,926	24,297	—	(26)
Securities available-for-sale, at fair value	168,709	156,466	96,252	8	75
Loans held for sale, at fair value	139,410	115,632	66,508	21	110
Loans receivable, net	1,444,425	1,393,070	1,282,119	4	13
Accrued interest receivable	6,303	6,326	5,779	—	9
Premises and equipment, net	28,340	28,655	29,517	(1)	(4)
Operating lease right-of-use	4,730	4,692	4,582	1	3
Federal Home Loan Bank (“FHLB”) stock, at cost	7,659	10,921	8,329	(30)	(8)
Other real estate owned (“OREO”)	90	90	254	—	(65)
Bank owned life insurance (“BOLI”), net	35,788	35,572	34,917	1	2
Servicing rights, held at the lower of cost or fair value	10,672	10,626	10,849	—	(2)
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	5,104	5,281	5,837	(3)	(13)
Other assets	11,164	10,678	9,919	5	13
TOTAL ASSETS	$2,008,756	$1,847,168	$1,641,065	9	22
LIABILITIES
Deposits:
Noninterest-bearing accounts	$345,497	$285,566	$279,221	21	24
Interest-bearing accounts	1,261,375	1,160,703	1,054,996	9	20
Total deposits	1,606,872	1,446,269	1,334,217	11	20
Borrowings	150,255	159,114	83,211	(6)	81
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	(105)	(110)	(125)	(5)	(16)
Total subordinated note less unamortized debt issuance costs	9,895	9,890	9,875	—	—
Operating lease liability	4,945	4,898	4,721	1	5
Deferred tax liability, net	2,675	2,260	1,003	18	167
Other liabilities	25,473	23,908	18,612	7	37
Total liabilities	1,800,115	1,646,339	1,451,639	9	24
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 4,245,041 shares issued and outstanding at June 30, 2020, 4,332,196 at March 31, 2020, and 4,476,864 at June 30, 2019	42	43	45	(2)	(7)
Additional paid-in capital	81,616	84,517	90,418	(3)	(10)
Retained earnings	124,090	114,957	99,184	8	25
Accumulated other comprehensive income, net of tax	3,334	1,819	496	83	572
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(441)	(507)	(717)	(13)	(38)
Total stockholders’ equity	208,641	200,829	189,426	4	10
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,008,756	$1,847,168	$1,641,065	9	22

FS Bancorp Q2 Earnings
July 23, 2020

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	June 30,	March 31,	June 30,	Over Qtr	Over Year
	2020	2020	2019	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$20,564	$20,740	$21,102	(1)	(3)
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,149	1,209	1,263	(5)	(9)
Total interest and dividend income	21,713	21,949	22,365	(1)	(3)
INTEREST EXPENSE
Deposits	3,226	3,807	4,056	(15)	(20)
Borrowings	458	497	606	(8)	(24)
Subordinated note	169	172	169	(2)	—
Total interest expense	3,853	4,476	4,831	(14)	(20)
NET INTEREST INCOME	17,860	17,473	17,534	2	2
PROVISION FOR LOAN LOSSES	4,649	3,686	910	26	411
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,211	13,787	16,624	(4)	(21)
NONINTEREST INCOME
Service charges and fee income	96	924	1,854	(90)	(95)
Gain on sale of loans	13,365	5,899	3,576	127	274
Gain on sale of investment securities	182	—	32	100	469
Earnings on cash surrender value of BOLI	215	216	217	—	(1)
Other noninterest income	273	1,852	404	(85)	(32)
Total noninterest income	14,131	8,891	6,083	59	132
NONINTEREST EXPENSE
Salaries and benefits	7,420	9,547	8,649	(22)	(14)
Operations	2,573	2,403	2,658	7	(3)
Occupancy	1,216	1,109	1,230	10	(1)
Data processing	1,051	980	1,336	7	(21)
Loss on sale of OREO	—	2	—	(100)	—
OREO expenses	2	—	7	100	(71)
Loan costs	451	500	707	(10)	(36)
Professional and board fees	668	681	616	(2)	8
Federal Deposit Insurance Corporation (“FDIC”) insurance	158	126	139	25	(14)
Marketing and advertising	103	146	191	(29)	(46)
Acquisition costs	—	—	1,224	—	(100)
Amortization of core deposit intangible	177	176	190	1	(7)
Impairment on servicing rights	803	514	124	56	548
Total noninterest expense	14,622	16,184	17,071	(10)	(14)
INCOME BEFORE PROVISION FOR INCOME TAXES	12,720	6,494	5,636	96	126
PROVISION FOR INCOME TAXES	2,700	1,327	1,173	103	130
NET INCOME	$10,020	$5,167	$4,463	94	125
Basic earnings per share	$2.34	$1.16	$1.00	102	134
Diluted earnings per share	$2.30	$1.14	$0.98	102	135

FS Bancorp Q2 Earnings
July 23, 2020

	Six Months Ended		Year
	June 30,	June 30,	Over Year
	2020	2019	% Change
INTEREST INCOME
Loans receivable, including fees	$41,304	$42,211	(2)
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	2,358	2,465	(4)
Total interest and dividend income	43,662	44,676	(2)
INTEREST EXPENSE
Deposits	7,033	7,766	(9)
Borrowings	955	1,350	(29)
Subordinated note	341	337	—
Total interest expense	8,329	9,453	(12)
NET INTEREST INCOME	35,333	35,223	—
PROVISION FOR LOAN LOSSES	8,335	1,660	402
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	26,998	33,563	(20)
NONINTEREST INCOME
Service charges and fee income	1,020	3,512	(71)
Gain on sale of loans	19,264	5,973	223
Gain on sale of investment securities	182	32	469
Earnings on cash surrender value of BOLI	431	432	—
Other noninterest income	2,125	689	208
Total noninterest income	23,022	10,638	116
NONINTEREST EXPENSE
Salaries and benefits	16,967	16,892	—
Operations	4,976	4,702	6
Occupancy	2,325	2,342	(1)
Data processing	2,031	2,622	(23)
Loss (gain) on sale of OREO	2	(85)	(102)
OREO expenses	2	11	(82)
Loan costs	951	1,379	(31)
Professional and board fees	1,349	1,166	16
FDIC insurance	284	387	(27)
Marketing and advertising	249	327	(24)
Acquisition costs	—	1,598	(100)
Amortization of core deposit intangible	353	380	(7)
Impairment of servicing rights	1,317	147	796
Total noninterest expense	30,806	31,868	(3)
INCOME BEFORE PROVISION FOR INCOME TAXES	19,214	12,333	56
PROVISION FOR INCOME TAXES	4,027	2,678	50
NET INCOME	$15,187	$9,655	57
Basic earnings per share	$3.48	$2.17	60
Diluted earnings per share	$3.42	$2.12	61

FS Bancorp Q2 Earnings
July 23, 2020

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	2.08%	1.20%	1.10%
Return on equity (ratio of net income to average equity) (1)	19.77	10.23	9.48
Yield on average interest-earning assets (1)	4.75	5.40	5.86
Interest incurred on liabilities as a percentage of average noninterest-bearing deposits and interest-bearing liabilities (1)	0.91	1.19	1.37
Interest rate spread information – average during period	3.84	4.21	4.49
Net interest margin (1)	3.91	4.30	4.60
Operating expense to average total assets (1)	3.03	3.75	4.21
Average interest-earning assets to average interest-bearing liabilities	132.98	132.50	130.30
Efficiency ratio (2)	45.71	61.39	72.28

	At or For the Six Months Ended
	June 30,	June 30,
	2020	2019
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.66%	1.20%
Return on equity (ratio of net income to average equity) (1)	15.01	10.45
Yield on average interest-earning assets (1)	5.06	5.90
Interest incurred on liabilities as a percentage of average noninterest-bearing deposits and interest-bearing liabilities (1)	1.04	1.35
Interest rate spread information – average during period	4.02	4.55
Net interest margin (1)	4.09	4.65
Operating expense to average total assets (1)	3.37	3.96
Average interest-earning assets to average interest-bearing liabilities	132.75	130.08
Efficiency ratio (2)	52.79	69.49

	June 30,	March 31,	June 30,
	2020	2020	2019
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.40%	0.18%	0.11%
Non-performing loans to total gross loans (4)	0.54	0.23	0.12
Allowance for loan losses to non-performing loans (4)	272.40	514.08	774.64
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.47	1.20	0.95

CAPITAL RATIOS, BANK ONLY:
Community Bank Leverage Ratio	10.85%	11.26%	11.38%

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	10.54%	11.10%	11.11%

FS Bancorp Q2 Earnings
July 23, 2020

	At or For the Three Months Ended
	June 30,		March 31,		June 30,
	2020		2020		2019
PER COMMON SHARE DATA:
Basic earnings per share	$2.34		$1.16		$1.00
Diluted earnings per share	$2.30		$1.14		$0.98
Weighted average basic shares outstanding	4,232,776		4,391,499		4,418,397
Weighted average diluted shares outstanding	4,305,249		4,478,918		4,530,869
Common shares outstanding at end of period	4,165,944	(5)	4,246,619	(6)	4,387,061	(7)
Book value per share using common shares outstanding	$50.08		$47.29		$43.18
Tangible book value per share using common shares outstanding (8)	$48.30		$45.50		$41.32

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 4,245,041 at June 30, 2020, less 40,215 unvested restricted stock shares, and 38,882 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 4,332,196 at March 31, 2020, less 40,215 unvested restricted stock shares, and 45,362 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 4,476,864 at June 30, 2019, less 25,000 unvested restricted stock shares, and 64,803 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		QTR Over QTR	Year Over Year
Average Balances	2020	2019	2020	2019	$ Change	$ Change
Assets
Loans receivable, net deferred loan fees (1)	$1,542,581	$1,338,411	$1,481,404	$1,343,387	$204,170	$138,017
Securities available-for-sale, at fair value	152,021	99,171	144,140	99,409	52,850	44,731
Interest-bearing deposits and certificates of deposit at other financial institutions	135,308	83,805	102,535	76,030	51,503	26,505
FHLB stock, at cost	9,252	8,188	8,756	8,557	1,064	199
Total interest-earning assets	1,839,162	1,529,575	1,736,835	1,527,383	309,587	209,452
Noninterest-earning assets	98,624	98,109	99,075	93,925	515	5,150
Total assets	$1,937,786	$1,627,684	$1,835,910	$1,621,308	$310,102	$214,602
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,201,727	$1,077,293	$1,166,423	$1,065,785	$124,434	$100,638
Borrowings	171,445	86,714	132,028	98,514	84,731	33,514
Subordinated note	9,892	9,872	9,889	9,869	20	20
Total interest-bearing liabilities	1,383,064	1,173,879	1,308,340	1,174,168	209,185	134,172
Noninterest-bearing accounts	325,865	243,893	299,654	241,758	81,972	57,896
Other noninterest-bearing liabilities	24,975	21,146	24,390	19,125	3,829	5,265
Stockholders’ equity	203,882	188,766	203,526	186,257	15,116	17,269
Total liabilities and stockholders’ equity	$1,937,786	$1,627,684	$1,835,910	$1,621,308	$310,102	$214,602

(1) Includes loans held for sale.

FS Bancorp Q2 Earnings
July 23, 2020

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, adjusted NIM excluding PPP loans and PPPLF activity, and adjusted ALLL excluding PPP loans as non-GAAP financial measures.

Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. The Company believes that presenting NIM excluding the effect of PPP loans and the PPPLF, and the ALLL excluding PPP loans is useful in assessing the impact of these special governmental sponsored loans that are anticipated to substantially decrease upon forgiveness by the SBA within a short time frame.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for those measures in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below:

	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share amounts)	2020	2020	2019
Stockholders' equity	$208,641	$200,829	$189,426
Goodwill and core deposit intangible, net	(7,416)	(7,593)	(8,149)
Tangible common stockholders' equity	$201,225	$193,236	$181,277

Common shares outstanding at end of period	4,165,944	4,246,619	4,387,061

Common stockholders' equity (book value) per share (GAAP)	$50.08	$47.29	$43.18
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$48.30	$45.50	$41.32

FS Bancorp Q2 Earnings
July 23, 2020

Reconciliation of the NIM (non-GAAP) which excludes PPP and PPPLF activity, as compared to NIM (GAAP), for the periods indicated:

	Three Months Ended	Six Months Ended
(Dollars in thousands)	June 30, 2020	June 30, 2020
Net interest margin (GAAP)	3.91%	4.09%

Net interest income before provision (GAAP)	$17,860	$35,333
Interest income on PPP loans	(155)	(155)
Accreted fees/costs on PPP loans, net	(163)	(163)
Interest expense on PPPLF borrowings	43	43
Interest income on PPPLF borrowings proceeds (1)	(192)	(192)
Net interest income before provision, excluding interest and accreted fees/costs, net on PPP loans and interest income and expense related to PPPLF borrowings (non-GAAP)	$17,393	$34,866

Average interest-earning assets (GAAP)	1,839,162	1,736,835
Average proceeds from PPPLF borrowings	(49,562)	(24,781)
Average PPP loan balance	(62,163)	(31,081)
Adjusted average interest earning assets (non-GAAP)	$1,727,437	$1,680,973

Days in period	91	182

Days in year	366	366

Net interest margin adjusted for PPP loans and PPPLF (non-GAAP)	4.05%	4.17%

(1) Assumes proceeds from PPPLF borrowings reinvested at the Company's blended yield on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions.

Reconciliation of the ALLL (non-GAAP) which excludes PPP loans, as compared to the ALLL (GAAP) for the periods indicated:

	June 30,	March 31,	June 30,
(Dollars in thousands)	2020	2020	2019
Total gross loans receivable, excluding loans HFS (GAAP)	$1,468,908	$1,411,874	$1,296,121
PPP Loans	(75,272)	—	—
Gross loans receivable, excluding loans HFS and PPP loans (non-GAAP)	$1,393,636	$1,411,874	$1,296,121

ALLL (GAAP)	$(21,524)	$(16,872)	$(12,340)

Adjusted ALLL to gross loans receivable, excluding loans HFS and PPP loans (non-GAAP)	1.54%	1.20%	0.95%
ALLL to gross loans receivable, excluding loans HFS (GAAP)	1.47%	1.20%	0.95%

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer and Chief Operating Officer
(425) 771-5299
www.FSBWA.com